EXHIBIT 99.1

Rimage Names Robert Olson to its Board of Directors

Seasoned Technology Executive Brings Strong Expertise

Minneapolis, MN – January 9, 2012 – Rimage Corporation (NASDAQ: RIMG), today announced that it has named Robert Olson (55) to its Board of Directors, effective immediately. Mr. Olson is the Chairman and primary investor in Swift Knowledge, LLC, a business analytics software company focused on the banking and finance markets. He was also the founder, Chairman and Chief Executive Officer of Stellent, Inc., a publicly traded enterprise content management software company that was sold to Oracle Corporation in 2006. Mr. Olson will serve on the Audit and Compensation Committees. His appointment brings the total number of directors on the Rimage board to seven.

“Bob brings to our board significant experience in the development and management of growing technology companies,” said Sherman Black, President and CEO of Rimage. “His background includes expertise in developing customer and partner relationships, overseas expansion, and acquisitions. Bob’s expertise and knowledge will be extremely valuable to Rimage as we continue our transformation into growing segments of technology including virtual publishing and enterprise video communications.”

Mr. Olson founded Stellent, Inc., a developer of content management software, in 1991. During his tenure, revenues at the company grew to an annual run rate of $140 million. Many of the Fortune 1000 were Stellent customers and the company had partnerships with leading OEMs and System Integrators, including IBM, Nokia and Accenture. Stellent was sold to Oracle in 2006 for approximately $440 million, representing a 35% premium to its market valuation.

Prior to Stellent, Mr. Olson was involved in two additional technology startups that were subsequently sold. He began his career at Burroughs Corporation and 3M. He has served on the boards of several technology companies.

“I am excited to be joining the Rimage board as the Company moves forward with its transition into emerging technologies like virtual publishing,” said Bob Olson. “With a strong foundation in disc publishing which continues to generate cash, and the recent acquisition of Qumu, Rimage is in a very solid position to support its growth initiatives. I look forward to assisting the Company in continuing its momentum.”

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers and employees. Its disc publishing business, based in Minneapolis, Minnesota, supplies more than 10,000 customers in North America, Europe and Asia with industry-leading solutions that archive, distribute and protect content on CDs, DVDs and Blu-Ray Discs™. With its acquisition of Qumu, Rimage is a leader in the rapidly growing enterprise video communications market. The combination of Qumu and Rimage’s disc publishing business and virtual publishing initiative enables businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:
James Stewart, CFO
Rimage Corporation
952/944-8144

Jenifer Kirtland
EVC Group
415/568-9349